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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                             ______________________
                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
Date  of  Report:  November  9,  2001            Commission  File  No.000-22347
                   ------------------                                 ---------
(Date  of  earliest  event  reported)

                             ASCENT PEDIATRICS, INC.
                             -----------------------
               (Exact name of Registrant as Specified in Charter)

Delaware                                           04-3047405
--------                                           ----------
(State  or  Other  Jurisdiction  of               (IRS  Employer
         Incorporation)                         Identification  No.)

187  Ballardvale  Street,  Wilmington,  Massachusetts                 01887
-----------------------------------------------------                 -----
(Address  of  Principal  Executive  Offices)                    (Zip  Code)

                       (978)  658-2500
                       ---------------
     (Registrant's  telephone  number,  including  area  code)

                    Not  Applicable
                    ---------------
     (Former  Name  or  Former  Address,  if  Changed  Since  Last  Report)
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 ITEM  9.   REGULATION  FD  DISCLOSURE.
     On November 9, 2001, Ascent Pediatrics, Inc. (the "Company") received notice that Triumph-Connecticut Limited Partnership and related parties (the "Triumph group") brought a civil action against the Company on such date in the Superior Court, Suffolk County in the Commonwealth of Massachusetts. In the action, the Triumph group claims that the execution by the Company of the Agreement and Plan of Merger dated as of October 1, 2001 by and among the Company, Medicis Pharmaceutical Corporation and a wholly-owned subsidiary of Medicis and the anticipated consummation of the merger contemplated by the merger agreement without the consent of the Triumph group or the payment to the Triumph group of a specified amount breaches the terms of a securities purchase agreement entered into in January 1997 between the Company and the Triumph group, the terms of warrants issued by the Company to the Triumph group, an implied covenant of good faith and fair dealing and chapter 93A of the Massachusetts general laws. The Triumph group is seeking damages in an amount not less than $18.6 million, plus multiple damages under chapter 93A.
     The Company believes that the claims of the Triumph group are without merit and intends to vigorously contest and defend the suit by the Triumph group.
     On October 1, 2001, the Company announced that it had entered into a definitive merger agreement with Medicis under which the Company would merge with a wholly-owned subsidiary of Medicis and become a wholly-owned subsidiary of Medicis. A special meeting of stockholders of the Company to approve the merger agreement and the merger is scheduled to be held on November 15, 2001 and the Company expects the merger to close on such date.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  November  14,  2001               ASCENT  PEDIATRICS,  INC.


                                          By:  /s/  Emmett  Clemente,  Ph.D.
                                               -----------------------------
                                               Emmett  Clemente,  Ph.D.
                                               Its:  President